UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

OXIS INTERNATIONAL, INC.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer I.D. No.)
___________________________

4830 West Kennedy Blvd
Suite 600
Tampa, FL 33609
Phone: (310) 860-5184
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

N/A
(Former name, former address and former fiscal year, if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement

The Company’s wholly owned subsidiary Oxis Biotech, Inc., a Delaware corporation, executed a definitive licensing and development agreement with MultiCell Immunotherapeutics, Inc. (MCIT) concerning the development of certain antibody-drug conjugates (ADCs).  These ADCs are thought to be useful for the treatment of triple-negative breast cancer, and multiple myeloma and associated osteolytic lesions which are significant unmet medical needs.

Under the terms of the agreement, MCIT will develop three ADC product candidates which contain OXIS’ lead drug candidates OXS-2175 and OXS-4235.  OXIS paid MCIT a license fee of $500,000 and will reimburse MCIT up to $1.125 million for its development costs to make the three ADCs exclusively licensed to OXIS.  Assuming all clinical development milestones are achieved and manufacturing rights to the three ADCs purchased, OXIS will pay MCIT an additional sum of $22.75 million and pay a royalty of 3% of net yearly worldwide sales upon marketing approval of the ADCs.  A copy of the agreement is attached to this filing as Exhibit 10.4.  A copy of the press release announcing the execution of the agreement is attached to this filing as Exhibit 99.

ITEM 3.02 Unregistered Sales of Equity Securities.

The Registrant (hereinafter the “Company”), has issued nine convertible debentures to a total of seven separate investors in the total aggregate face amount of $2,050,000  Each debenture accrues interest at the rate of 10% per annum.  The debentures are convertible into common shares of the Company at the rate of $0.025 per share.  Each debenture recipient also received warrants for the purchase of common shares of the Company at the exercise price of $0.03 per share.  The number of common shares that can be purchased pursuant to the warrants is equal to the number of common shares into which the corresponding debenture can be converted.  The securities were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 since there was no public offering in connection with the issuance of the securities and pursuant to Rule 506(b) of Regulation D.  The debentures and warrants were issued pursuant to the transaction documents in the form attached to this filing as Exhibits 10.1, 10.2 and 10.3.

ITEM 9.01 Exhibits

Exhibit No.	Description of Exhibit

10.1	10% Senior Convertible Debenture
10.2	Securities Purchase Agreement
10.3	Common Stock Purchase Warrant
10.4	Agreement with MCIT
99	Press Release Announcing the Execution of the Agreement with MCIT

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                    Oxis International, Inc.

Dated: March 13, 2015                                                                             By:    /s/ Anthony J. Cataldo
Anthony J. Cataldo
Chief Executive Officer